Exhibit 99(a)


REGENERON
               REGENERON PHARMACEUTICALS, INC.
               777 OLD SAW MILL RIVER ROAD
               TARRYTOWN, NY 10591
               TELEPHONE: 914-345-7400
               FAX: 914-345-7797

FOR IMMEDIATE RELEASE
---------------------

        REGENERON REPORTS FIRST QUARTER FINANCIAL AND OPERATING RESULTS

Tarrytown, New York (April 28, 2005) -- Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) today announced financial and operating results for the first quarter of 2005.

Regeneron reported a net loss of $4.1 million, or $0.07 per share (basic and diluted) for the first quarter of 2005 compared with net income of $64.5 million, or $1.17 per basic share and $1.06 per diluted share, for the first quarter of 2004. Effective January 1, 2005, the Company began recognizing non-cash compensation expense related to employee stock option awards (Stock Option Expense) in accordance with Statement of Financial Accounting Standards
(SFAS) No. 123. Excluding Stock Option Expense, the Company had net income of $1.3 million, or $0.02 per share (basic and diluted), in the first quarter of 2005 as follows:


For the three months ended March 31, 2005
--------------------------------------------------------------------------------------------------
(in millions, except per share data)
--------------------------------------------------------------------------------------------------
                                                                   Net Income (Loss) per Share -
                                              Net Income (Loss)          Basic and Diluted
--------------------------------------------------------------------------------------------------
Net loss, as reported                              ($4.1)                  ($0.07)
--------------------------------------------------------------------------------------------------
Add: Stock Option Expense                            5.4                     0.09
                                                     ---                     ----
--------------------------------------------------------------------------------------------------
   Pro forma net income, exclusive
     of Stock Option Expense                        $1.3                    $0.02
                                                    ====                    =====
--------------------------------------------------------------------------------------------------


Net loss in the first quarter of 2005 included a $25.0 million non-recurring payment from the sanofi-aventis Group in connection with an amendment to the Company's collaboration agreement with sanofi-aventis. Net income in the first quarter of 2004 included $82.6 million of income related to the Company's collaboration with Novartis Pharma AG, consisting of a $17.8 million research progress payment and $64.8 million of non-recurring income following Novartis' decision to forego certain development rights.

At March 31, 2005, cash and marketable securities totaled $380.5 million compared with $348.9 million at December 31, 2004. The Company's $200.0 million of convertible notes, which bear interest at 5.5% per annum, mature in 2008.

Regeneron's total revenue decreased to $16.2 million in the first quarter of 2005 from $62.0 million in the same period of 2004 due principally to a decline in contract research and development revenue to $13.5 million in the first quarter of 2005 from $41.6 million in the same period of 2004.

Regeneron recognized contract research and development revenue of $9.8 million in the first quarter of 2005 related to the Company's collaboration with sanofi-aventis, compared with $16.4 million in the same period of 2004. Contract research and development revenue from the sanofi-aventis collaboration consists of reimbursement of VEGF Trap development expenses plus recognition of amounts related to an $80.0 million up-front, non-refundable payment received from sanofi-aventis in September 2003. Reimbursement of expenses decreased to $7.4 million in the first quarter of 2005 from $13.7 million in the same period of 2004, primarily due to lower costs in 2005 related to the Company's manufacture of VEGF Trap clinical supplies. Recognition of amounts related to the up-front payment was $2.4 million in the first quarter of 2005 and $2.7 million in the same period of 2004. The Company recognizes revenue in connection with collaborations in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition. As a result, $63.5 million of the original $80.0 million up-front payment has been deferred as of March 31, 2005 and will be recognized as revenue in future periods.

Contract research and development revenue related to the Novartis collaboration was $22.1 million in the first quarter of 2004 which represented the remaining amount of a $27.0 million March 2003 up-front payment that had previously been deferred. Regeneron does not expect future contract research and development revenue from Novartis. In the first quarter of 2004, Novartis also forgave all of its outstanding loans to Regeneron, totaling $17.8 million, based on Regeneron's achieving a pre-defined development milestone, which was recognized as a research progress payment.

Contract manufacturing revenue relates to Regeneron's long-term manufacturing agreement with Merck & Co., Inc. Contract manufacturing revenue was $2.7 million in the first quarter of 2005 and $2.6 million in the same period of 2004 as the Company shipped similar quantities of product to Merck each quarter. The Company recognizes revenue and the related manufacturing expense as product is shipped to Merck.

Total operating expenses for the first quarter of 2005 were $44.5 million, 17 percent higher than the same period in 2004. Operating expenses in the first quarter of 2005 include a total of $5.4 million of Stock Option Expense, as follows:


For the three months ended March 31,
------------------------------------
(in millions)                                            2005                                   2004
                               ------------------------------------------------------- -------------------
                                Expenses as    Stock Option    Expenses exclusive of      Expenses as
Expenses                         Reported         Expense      Stock Option Expense       Reported (1)
----------------------------------------------------------------------------------------------------------
Research and development            $35.9         $3.4                $32.5                $32.2
----------------------------------------------------------------------------------------------------------
Contract manufacturing                2.5           --                  2.5                  2.2
----------------------------------------------------------------------------------------------------------
General and administrative            6.1          2.0                  4.1                  3.8
                                      ---          ---                  ---                  ---
----------------------------------------------------------------------------------------------------------
   Total operating expenses         $44.5         $5.4                $39.1                $38.2
                                    =====         ====                =====                =====
----------------------------------------------------------------------------------------------------------

(1) In 2004, expenses as reported in the Company's Statement of Operations did not include Stock Option Expense.



Effective January 1, 2005, the Company adopted the fair value based method of accounting for stock-based employee compensation under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation, using the modified prospective method described in SFAS No. 148, Accounting for Stock-Based Compensation- Transition and Disclosure. As a result, the Company has begun recognizing compensation expense in an amount equal to the fair market value of share-based payments (including stock option awards) on their date of grant over the vesting period of the awards. Under the modified prospective method, compensation expense for the Company is recognized for (a) all share based payments granted on or after January 1, 2005 and (b) all awards granted to employees prior to January 1, 2005 that were unvested on that date. Prior to the adoption of the fair value method, the Company accounted for stock-based compensation to employees under the intrinsic value method of accounting set forth in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations. Therefore, compensation expense related to employee stock options was not reflected in operating expenses in any period prior to the first quarter of 2005 and prior period operating results have not been restated.

Research and development (R&D) expenses, exclusive of Stock Option Expense, increased slightly to $32.5 million in the first quarter of 2005 from $32.2 million in the comparable quarter of 2004. In the first quarter of 2005, the Company incurred higher development expenses for the IL-1 Trap, which were offset by lower expenses for other clinical development programs, compared with the same period in 2004.

Contract manufacturing expense, which relates to the Merck agreement, was $2.5 million in the first quarter of 2005 and $2.2 million in the comparable quarter of 2004. The Company shipped similar quantities of product to Merck each quarter. General and administrative expenses, exclusive of Stock Option Expense, increased 8 percent to $4.1 million in the first quarter of 2005 from $3.8 million in the comparable quarter of 2004. In 2005, the Company incurred higher administrative personnel and facility costs, and higher accounting and other professional fees, primarily related to its efforts to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

In January 2005, the Company and sanofi-aventis amended their collaboration agreement to exclude from the scope of the collaboration the development of the VEGF Trap for eye diseases through local delivery systems. In connection with this amendment, sanofi-aventis made a one-time $25.0 million payment to the Company, which was recognized as other contract income. In the first quarter of 2004, in connection with its decision to forego its rights to jointly develop the IL-1 Trap, Novartis agreed to pay Regeneron $42.75 million to satisfy certain funding obligations under their collaboration agreement, which was recognized as other contract income. Investment income increased in the first quarter of 2005 compared with the same period of 2004 due primarily to higher effective interest rates on investment securities. Interest expense decreased slightly in the first quarter of 2005 compared with the same period in 2004. Interest expense is attributable primarily to the Company's convertible notes.

Per share amounts are based on the weighted average number of shares of the Company's Common Stock and Class A Stock outstanding. The weighted average number of shares outstanding was 55.8 million shares (basic and diluted) in the first quarter of 2005 and 55.3 million shares (basic) and 63.6 million shares (diluted) in the first quarter of 2004.

Current Business Highlights

Regeneron has built a broad-based clinical development program that is evaluating several product candidates in different stages of clinical development and in multiple therapeutic areas. The two lead candidates in the development pipeline are the VEGF Trap and the IL-1 Trap.

In the VEGF Trap oncology program, sanofi-aventis reaffirmed its commitment to develop the VEGF Trap in collaboration with Regeneron. The companies are completing a phase 1 study that is evaluating the safety and tolerability of the VEGF Trap delivered through intravenous administration. The companies will present the preliminary results of this study at the annual meeting of the American Society of Clinical Oncology (ASCO) in May 2005.

Regeneron and sanofi-aventis plan to initiate multiple clinical studies in oncology in 2005 to evaluate the VEGF Trap as a single-agent and in combination with other therapies in various cancer indications. One of these studies will evaluate the VEGF Trap for a specific niche cancer indication that has been granted Fast Track designation by the US Food and Drug Administration (FDA).

In the clinical program for the treatment of eye diseases, Regeneron has completed two phase 1 trials of the VEGF Trap delivered systemically in patients with the neovascular form of age-related macular degeneration (wet
AMD) and diabetic macular edema (DME). The results of the AMD trial will be reviewed at the annual meeting of the Association for Research in Vision and Ophthalmology (ARVO) in May 2005. Also in the second quarter, Regeneron plans to initiate a phase 1 trial of the VEGF Trap in wet AMD utilizing local delivery to the eye.

Regeneron is nearing completion of safety and tolerability studies of IL-1 Trap formulations designed to permit administration of higher doses of the IL-1 Trap in rheumatoid arthritis patients. Later this year, the Company plans to initiate a new trial of the IL-1 Trap in rheumatoid arthritis. The trial will be conducted in a larger patient population, testing higher doses of the IL-1 Trap over a longer period of time, than the phase 2 study completed in 2003. Regeneron expects to evaluate doses of 160 milligrams and 320 milligrams of IL-1 Trap delivered subcutaneously once a week.

Regeneron is conducting an exploratory trial of the IL-1 Trap in patients with CIAS1-Associated Periodic Syndrome (CAPS), a spectrum of rare diseases associated with mutations in the CIAS-1 gene. Interleukin-1 (IL-1) appears to play a significant role in these diseases. In December 2004, the Company received Orphan Drug designation for the IL-1 Trap in these diseases. The preliminary results from the CAPS study will be presented at the Annual European Congress of Rheumatology in June 2005, sponsored by the European League Against Rheumatism (EULAR).

Regeneron has completed small pilot studies in healthy volunteers examining the effects of the IL-1 Trap on a systemic marker of inflammation. The Company plans to submit the results of these studies for presentation in an abstract at a cardiovascular conference later this year and for publication in a peer-reviewed medical journal.

The Company also expects to expand the IL-1 Trap development program in 2005 with the initiation of exploratory proof-of-concept studies in various other diseases, including other rheumatological disorders and diseases associated with inflammation in blood vessels.

About Regeneron Pharmaceuticals

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of cancer, eye diseases, inflammatory diseases, and asthma, and has preclinical programs in other diseases and disorders.

This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron's filings with the United States Securities and Exchange Commission (SEC), including its Form 10-K for the year ended December 31, 2004. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise unless required by law.

This news release includes certain financial measures that are calculated in a manner different from generally accepted accounting principles (GAAP) and are considered non-GAAP financial measures under SEC rules. Non-GAAP financial measures for the three months ended March 31, 2005 included in this news release are: (1) pro forma net income and pro forma net income per share (basic and diluted), exclusive of Stock Option Expense and (2) research and development expenses, general and administrative expenses, and contract manufacturing expenses, all exclusive of Stock Option Expense. As required, we have provided reconciliations of non-GAAP amounts to GAAP amounts in tables shown above. Additional required information is located in the Form 8-K filed with the SEC in connection with this news release.

                                      ###

Contacts:
Investors:                                          Media:
Charles Poole                                       Lauren Tortorete
VP, Investor Relations                              Biosector2
914.345.7641                                        212.845.5609
charles.poole@regeneron.com                         ltortorete@biosector2.com
---------------------------                         -------------------------

                        REGENERON PHARMACEUTICALS, INC.
                     CONDENSED BALANCE SHEETS (Unaudited)
                                (In thousands)



                                                                         March 31,         December 31,
                                                                           2005               2004
                                                                    ----------------   ------------------


ASSETS
Cash and marketable securities                                              $380,528          $348,912
Receivables                                                                   10,371            43,102
Inventory                                                                      3,087             3,229
Property, plant, and equipment, net                                           69,055            71,239
Other assets                                                                   7,251             6,626
                                                                    -----------------   ---------------

                  Total assets                                              $470,292          $473,108
                                                                    =================   ===============


LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses                                        $17,468           $18,872
Deferred revenue                                                              67,040            71,693
Notes payable                                                                200,000           200,000
Stockholders' equity                                                         185,784           182,543
                                                                    -----------------   ---------------

                  Total liabilities and stockholders' equity                $470,292          $473,108
                                                                    =================   ===============



                              REGENERON PHARMACEUTICALS, INC.
                      CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
                           (In thousands, except per share data)


                                                                     For the three months
                                                                        ended March 31,
                                                                   2005                  2004
                                                            -----------------     ----------------

Revenues
       Contract research and development                             $13,502              $41,610
       Research progress payment                                                           17,770
       Contract manufacturing                                          2,707                2,610
                                                            -----------------     ----------------
                                                                      16,209               61,990
                                                            -----------------     ----------------

Expenses
       Research and development                                       35,912               32,181
       Contract manufacturing                                          2,491                2,225
       General and administrative                                      6,146                3,790
                                                            -----------------     ----------------
                                                                      44,549               38,196
                                                            -----------------     ----------------

Income (loss) from operations                                        (28,340)              23,794
                                                            -----------------     ----------------

Other income (expense)
       Other contract income                                          25,000               42,750
       Investment income                                               2,230                1,124
       Interest expense                                               (3,013)              (3,136)
                                                            -----------------     ----------------
                                                                      24,217               40,738
                                                            -----------------     ----------------

Net income (loss)                                                    ($4,123)             $64,532
                                                            =================     ================

Net income (loss) per share:
       Basic                                                          ($0.07)               $1.17
       Diluted                                                        ($0.07)               $1.06

Weighted average shares outstanding:
       Basic                                                          55,815               55,283
       Diluted                                                        55,815               63,625
